EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage Financial Corporation:

We consent to the use of our reports dated March 3, 2006 in the Prospectus constituting part of this Registration Statement, on Form S-4 with respect to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KPMG

Seattle, Washington

March 31, 2006